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SCHEDULE 14A
(RULE 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
THE TOWN AND COUNTRY TRUST
(Name of Registrant as Specified In Its Charter)
XXXXXXXXXXXXXXXXXXXXXX
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE TOWN AND COUNTRY TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    Notice is hereby given that the Annual Meeting of Shareholders of The Town and Country Trust will be held at The Center Club, 100 Light Street, Baltimore, Maryland on Thursday, May 4, 2000 at 11:00 A.M., local time, for the purpose of considering and acting upon:

      1.  The election of five (5) Trustees, each to hold office until the next Annual Meeting of Shareholders and until his successor shall be elected and qualified; and

      2.  The transaction of any other business which properly may come before the meeting and any adjournments thereof.

    Shareholders of The Town and Country Trust of record at the close of business on March 15, 2000 are entitled to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Trustees
Daniel G. Berick Secretary

Baltimore, Maryland
March 24, 2000

Shareholders are requested to complete, date, sign and return the enclosed Proxy in the envelope provided which requires no postage if mailed in the United States.

March 24, 2000

THE TOWN AND COUNTRY TRUST
100 South Charles Street
Baltimore, Maryland 21201

PROXY STATEMENT

    The accompanying proxy is solicited by the Trustees of The Town and Country Trust (the "Trust") for use at the Annual Meeting of Shareholders to be held on May 4, 2000 and any adjournments thereof.

    Shareholders of record at the close of business on March 15, 2000 (the record date) will be entitled to vote at the Annual Meeting and any adjournments thereof. At that date the Trust had issued and outstanding 15,923,836 Common Shares of Beneficial Interest (the "Common Shares"), par value $.01 per Common Share. Each such Common Share is entitled to one vote on all matters properly coming before the Annual Meeting. At least 7,961,919 Common Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

    This Proxy Statement and the accompanying form of proxy were first mailed to Shareholders on March 24, 2000.

ELECTION OF TRUSTEES

    At this Annual Meeting, five Trustees are to be elected for a term expiring at the 2001 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Unless a Shareholder requests that voting of the proxy be withheld for any one or more of the nominees for Trustee in accordance with the instructions set forth on the proxy, it presently is intended that Common Shares represented by proxies solicited hereby will be voted for the election as Trustees of the five nominees named in the table below. All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominees subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event which the Trustees do not now expect, the persons voting the Common Shares represented by proxies solicited hereby may either vote such Shares for a slate of five persons which includes a substitute nominee or for a reduced number of nominees, as they may deem advisable. For election as a Trustee, a nominee must receive the affirmative vote of a plurality of the Common Shares voted at the Annual Meeting in person or by proxy. Neither abstentions nor broker non-votes will be counted as votes cast and neither will have any effect on the result of the vote, although both will count toward the determination of the presence of a quorum.

    The information concerning the nominees set forth in the following table is based in part on information received from the respective nominees and in part on the Trust's records. Each of the nominees first became a Trustee in connection with the formation of the Trust in 1993.

Name	Age	Position
Alfred Lerner	66	Chairman of the Board of the Trust
Harvey Schulweis	59	Chief Executive Officer and President of the Trust
James H. Berick	66	Partner, Squire, Sanders & Dempsey L.L.P., attorneys
H. Grant Hathaway	72	Retired, formerly Vice Chairman, MNC Financial, Inc., bank holding company
Milton A. Wolf	75	President of Milton A. Wolf Investors, investments, and Chairman of Zehman-Wolf Management, Inc., real estate management and development

    Mr. Lerner has been the Chairman of the Board of the Trust since its formation in May 1993. In addition, Mr. Lerner served as the Chief Executive Officer of the Trust from May 1993 until October 1997. Since September 1998, Mr. Lerner has been the Chairman and owner of the Cleveland Browns. Mr. Lerner also has served as the Chairman of the Board and Chief Executive Officer of MBNA Corporation, a bank holding company, since its inception as a public company in 1991. From 1979 until 1993, Mr. Lerner was the President of The Town and Country Management Corporation. He is Vice Chairman of the Board of Trustees of Columbia University and President of The Cleveland Clinic Foundation and a member of its Board of Trustees. He also is a Trustee of New York Presbyterian Hospital and Case Western Reserve University, as well as a member of the Board of Directors of the Marine Corps Law Enforcement Foundation.

    Mr. Schulweis has been the Chief Executive Officer of the Trust since October 1997 and the President of the Trust since its formation in May 1993. Mr. Schulweis has been the President of Schulweis Realty, Inc., real estate ownership and management, since 1991. He is a Certified Public Accountant and a member of the Executive Committee of the National Realty Committee and is a past member of the Board of Governors of the Real Estate Board of New York.

    Mr. Berick has been a Trustee of the Trust since its formation in May 1993. Since January 1, 2000, he has been a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was the Chairman from July 1986 to December 31, 1999. He was the President and Treasurer of Realty ReFund Trust, a real estate investment trust, from 1990 through January 1998. Mr. Berick is a Director of MBNA Corporation.

    Mr. Hathaway, now retired, has been a Trustee of the Trust since its formation in May 1993. In addition, he served as the Vice Chairman of MNC Financial, Inc. from 1990 until 1993. He also served as Vice Chairman of Maryland National Bank from 1990 until 1993 and was its President and Chief Executive Officer in 1991. Mr. Hathaway was the President and Chief Executive Officer of American Security Bank, N.A. in 1991 and the Chairman and Chief Executive Officer of Equitable Bank, N.A. from 1979 until 1990. Mr. Hathaway also served as the President of Equitable Bancorporation from 1975 until 1990 and as its Chief Executive Officer from 1981 until 1990. Mr. Hathaway is a member of The Kennedy Krieger Institute Development and Resource Board.

    Dr. Wolf has served as a Trustee of the Trust since its formation in May 1993. In addition, he has served as the President of Milton A. Wolf Investors and as the Chairman of Zehman-Wolf Management, Inc. since 1980. Dr. Wolf was the United States Ambassador to Austria from 1977 until 1980. From 1981 until 1987, Ambassador Wolf served as a Distinguished Professorial Lecturer in Economics at Case Western Reserve University. Ambassador Wolf holds a Ph.D in Economics from Case Western Reserve University and holds honorary doctoral degrees from Cleveland State University and Case Western Reserve University. He is Chairman of the American Austrian Foundation, Vice Chairman of the Council of American Ambassadors and is a member of the Council on Foreign Relations, the Academy of Political Science and the American Economic Association. Ambassador Wolf serves on the Boards of Trustees of Case Western Reserve University and the Cleveland Clinic Foundation.

    The Board of Trustees has established an Audit Committee and a Compensation Committee. James H. Berick, H. Grant Hathaway and Milton A. Wolf comprise the Audit Committee and the Compensation Committee. The Trust does not have a nominating committee. The functions of such committee are performed by the Board of Trustees.

    The Audit Committee has been established to (i) make recommendations to the Trustees concerning the engagement of the Trust's independent public accountants, (ii) review with the independent public accountants the plans and results of the audit engagement, (iii) approve professional services provided by the independent public accountants, (iv) review the independence of the independent public accountants, (v) consider the range of audit and non-audit fees, and (vi) review the adequacy of the Trust's internal accounting controls. The Audit Committee met twice during the fiscal year.

    The Compensation Committee is responsible for administering the Trust's Amended and Restated 1993 Long Term Incentive Plan, the Trust's 1997 Long Term Incentive Plan and for reviewing benefits and executive compensation, including incentive compensation. The Compensation Committee met once during the fiscal year.

    The Board of Trustees held four meetings during the year ended December 31, 1999. All Trustees attended each meeting of the Trustees and of the Committees thereof, except Dr. Wolf, who did not attend one Board meeting and one Committee meeting held on the same day.

The Board of Trustees recommends a vote FOR each nominee for Trustee.

Certain Related Transactions; Compensation Committee Interlocks and Insider Participation

    Michael H. Rosen, the Executive Vice President of the Trust, is indebted to the Trust in connection with the consolidation of certain personal indebtedness, in the amount of $280,000, as of March 15, 2000. $240,000 of this indebtedness bears interest at a rate comparable to the rate earned on the Trust's invested funds. As of March 15, 2000, such rate was 5.25%. The balance of the indebtedness does not bear interest; however, the Trust has deferred compensation otherwise due Mr. Rosen in the amount of such balance.

    James H. Berick, a Trustee, is a partner of the law firm of Squire, Sanders & Dempsey L.L.P., (successor to the law firm of Berick, Pearlman & Mills Co., L.P.A.), general counsel to the Trust. Berick, Pearlman & Mills Co., L.P.A., which was general counsel to the Trust in 1999, received legal fees from the Trust during the year ended December 31, 1999, in the amount of $525,460.

Involvement in Certain Legal Proceedings

    Mr. Schulweis has been both an owner and an investor in a significant number of real estate projects. Of such projects in which Mr. Schulweis or an affiliate is a general partner, one was sold through foreclosure proceedings in 1996.

Compensation of Trustees

    The Trust pays an annual fee of $25,000, plus a fee of $2,500 for each meeting attended, to its Trustees who are not employees of the Trust or any of its subsidiaries. Trustees who are employees of the Trust are not paid any Trustees' fees. The Trust reimburses the Trustees for travel expenses incurred in connection with their activities on behalf of the Trust.

    Pursuant to the Amended and Restated 1993 Long Term Incentive Plan (the "1993 Plan") adopted by the Trust, each Trustee who is not otherwise an employee of the Trust or its subsidiaries or affiliates automatically receives, on each January 2, an annual grant of options to purchase 2,000 Common Shares having an exercise price equal to 100% of the fair market value of the Common Shares at the date of grant of such option. In addition, each of the Trust's current non-employee Trustees, upon joining the Board, received an initial grant of options to purchase 2,000 Common Shares at an exercise price equal to the initial public offering price of $22.00. Should any additional Trustees be elected in the future, each such Trustee would receive an initial grant of options to purchase 2,000 Common Shares having an exercise price equal to 100% of the fair market value of the Common Shares as of such date. Future option grants to non-employee Trustees may be made pursuant to either the 1993 Plan or the 1997 Long Term Incentive Plan (the "1997 Plan"). The provisions of the 1997 Plan in respect of grants of options to non-employee Trustees are identical to the provisions in respect thereof under the 1993 Plan. However, the 1997 Plan provides that annual option grants to non-employee Trustees under the 1997 Plan shall not duplicate any such grants under the 1993 Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    This report describes the Trust's executive compensation programs and the basis on which fiscal 1999 compensation determinations were made by the members of the Compensation Committee in respect of the executive officers of the Trust, including Mr. Schulweis, the Trust's Chief Executive Officer.

    The Trust's compensation program provides annual cash compensation to executive officers that recognizes short-term individual and Trust performance and long-term compensation that encourages executive officers to focus on the future. The program is designed to reward current performance in proper context with the long-term health of the Trust and to provide for continuity of management of the Trust's properties, which the Board of Trustees considers to be of critical importance. Annual cash compensation consists of salary and bonus. Long-term incentive programs include grants of share options and restricted and unrestricted share awards.

    The Compensation Committee approved annual salaries and bonuses for the Trust's executive officers in respect of fiscal 1999. For purposes of comparison, the Compensation Committee considered salaries and bonuses paid to executive officers of other publicly-held real estate investment trusts. Salaries are based on responsibilities with the Trust, experience, and individual and Trust performance. Bonuses for executive officers are based on Trust and individual performance. Bonuses for 1999 for executive officers were approved by the Compensation Committee based primarily on the Trust's performance in 1999 relative to plans, goals and objectives, including financial goals such as growth in funds from operations, management of costs and acquisitions of new properties, and nonfinancial goals such as tenant satisfaction, employee turnover and management of internal systems and growth.

    Mr. Schulweis' salary and bonus (in the amounts set forth in the Summary Compensation Table, below) were determined in accordance with the above criteria.

    To provide long-term incentives, the Compensation Committee may grant share options and restricted and unrestricted share awards to officers and key employees under either the 1993 Plan or the 1997 Plan. Share options were granted in 1999 under the 1997 Plan at an option price equal to the fair market value of the Trust's Common Shares on the date of grant. These options vest over a period of three years beginning on the first anniversary of the date of grant and expire ten years after the grant date. No restricted Common Shares were awarded in 1999. However, under both the 1993 Plan and the 1997 Plan, when restricted Common Shares are granted, the restrictions thereon lapse on termination of the officer's employment due to death, disability, retirement or a change in control of the Trust. Upon termination of employment for any other reason, all restricted Common Shares as to which the restrictions have not lapsed are forfeited to the Trust. Holders of restricted Common Shares have all of the rights of holders of Common Shares, including the right to receive dividends and to vote. Mr. Schulweis received a grant of options to acquire 30,000 Common Shares in 1999.

                      The Compensation Committee

                      James H. Berick
                      H. Grant Hathaway
                      Milton A. Wolf

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the compensation paid or to be paid by the Trust or its subsidiaries in respect of services rendered during the Trust's fiscal year ended December 31, 1999 to the Trust's Chief Executive Officer and each of the Trust's other executive officers.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation
Name and Principal Position	Fiscal Year					Restricted Stock Awards(1)		Options (Shares)	All Other Compensation
		Salary		Bonus
Alfred Lerner, Chairman of the Board	1999 1998 1997	$ $ $	200,000 200,000 200,000	$ $ $	0 0 0	$ $ $	0 0 0	0 0 0	$ $ $	0 0 0
Harvey Schulweis, President, Chief Executive Officer	1999 1998 1997	$ $ $	250,000 200,000 200,000	$ $ $	120,000 100,000 0	$ $ $	0 0 756,250	30,000 0 40,000	$ $ $	0 0 0
Michael H. Rosen, Executive Vice President, Chief Operating Officer	1999 1998 1997	$ $ $	195,000 175,000 175,000	$ $ $	135,000 95,000 75,000	$ $ $	0 0 94,531	25,000 0 20,000	$ $ $	96,034 96,160 96,250	(2)
Jennifer C. Munch, Senior Vice President, Treasurer	1999 1998 1997	$ $ $	125,000 110,000 110,000	$ $ $	65,000 50,000 50,000	$ $ $	0 0 32,141	10,000 0 10,000	$ $ $	33,845 33,971 34,061	(2)
Alan W. Lasker, Senior Vice President—Finance	1999 1998 1997	$ $ $	122,500 115,000 110,000	$ $ $	55,000 35,000 15,000	$ $ $	0 0 272,250	10,000 0 15,000	$ $ $	7,998 7,524 6,114	(2)

(1)
The total number of restricted shares and the aggregate market value thereof at December 31, 1999 are as follows: Mr. Lerner held no restricted shares; Messrs. Schulweis and Rosen each held 100,000 restricted shares having an aggregate market value of $1,793,750; Mrs. Munch held 24,000 restricted shares having an aggregate market value of $430,500; and Mr. Lasker held 18,000 restricted shares having an aggregate market value of $322,875. Dividends accrue and are paid on the restricted shares. The aggregate market value is based on the fair market value at December 31, 1999 of $17.9375 per share.

(2)
Amounts shown include the following: Trust or subsidiary contributions to defined-contribution plan—$7,422 for each of Mr. Rosen, Mrs. Munch and Mr. Lasker; Trust or subsidiary payments of term life insurance premiums—$864 for Mr. Rosen, $522 for Mrs. Munch and $576 for Mr. Lasker; and Trust or subsidiary payments of split-dollar life insurance premiums—$87,748 for Mr. Rosen and $25,901 for Mrs. Munch.

Stock Options

    The following table contains information concerning the grant of stock options during fiscal year 1999 to the named executive officers. In accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. The gains are based on assumed rates of annual compounded share price appreciation of 5% or 10% from the date the options were granted over the full option term of ten years. No gain to the optionees is possible without an increase in share price which will benefit all Shareholders proportionately. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Shares at a future date and that value will depend on a variety of factors, including the overall condition of the stock market and the Trust's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term (4)
	Individual Grants
		% of Total Options Granted to Employees in Fiscal Year(2)
Name	Options Granted (#)(1)		Exercise or Base Price ($/Sh)(3)	Expiration Date			Grant Date Present Value(5)
					5%	10%
Alfred Lerner	0	0%	$0	N/A	$0	$0	$0
Harvey Schulweis	30,000	30%	$15.25	02/10/09	$287,700	$729,000	$19,500
Michael H. Rosen	25,000	25%	$15.25	02/10/09	$239,750	$607,500	$16,250
Jennifer C. Munch	10,000	10%	$15.25	02/10/09	$95,900	$243,000	$6,500
Alan W. Lasker	10,000	10%	$15.25	02/10/09	$95,900	$243,000	$6,500

(1)
All options for Common Shares were granted pursuant to the 1997 Plan and such options become exercisable at the rate of one-third per year, commencing on the first anniversary of the date of grant of the option. Consistent with all prior years since the Trust has been a public company, Mr. Lerner requested that he not receive option grants.

(2)
Based upon 100,000 options granted to all employees.

(3)
Fair market value on the date of grant (February 10, 1999).

(4)
The potential realizable values illustrated at 5% and 10% compounded annual appreciation assume that the price of the Common Shares increases to $24.84 and $39.55 per share, respectively, over the 10-year term of the options. If the named executive officers realize these values, the Trust's Shareholders will realize aggregate appreciation in the price of the outstanding Common Shares of approximately $153 million or $387 million, respectively, over the same period.

(5)
Amounts reflect the estimated present value of the grant as of the grant date using the Black-Scholes option pricing model. The following assumptions were used to estimate the grant date present value: (1) each option for Common Shares is exercised immediately upon vesting (averaging two years from the February 10, 1999 grant date); (2) expected volatility or fluctuation of the Trust's share price of approximately 18.6% each year calculated based on historical fluctuations; (3) expected dividend rate of $1.68 per Common Share based on current dividend levels; and (4) discount to present value based on an annual rate of return of 6.7% which was the approximate rate at the grant date for a five-year zero coupon bond.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	No. of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/Unexercisable
Alfred Lerner	0	$0	0/0	$0/$0
Harvey Schulweis	0	$0	126,666/43,334	$412,498/$118,127
Michael H. Rosen	0	$0	83,333/31,667	$275,624/$85,938
Jennifer C. Munch	0	$0	46,666/13,334	$153,748/$36,252
Alan W. Lasker	0	$0	20,000/15,000	$67,500/$40,938

PERFORMANCE GRAPH

    The following graph compares total Shareholder returns from December 31, 1994 through December 31, 1999 to the Standard & Poor's 500 Stock Index ("S&P 500") and to the National Association of Real Estate Investment Trusts, Inc.'s Equity REIT Total Return Index ("NAREIT"). The graph assumes that the value of the investment in the Common Shares and each index was $100 at December 31, 1994 and that all dividends were reinvested. The Shareholder return shown on the following graph is not necessarily indicative of future performance.

    The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this information by reference and otherwise shall not be deemed filed under such Acts.

[GRAPH]

	December 31, 1994	December 31, 1995	December 31, 1996	December 31, 1997	December 31, 1998	December 31, 1999

TRUST	$100	102.55	129.15	171.85	168.75	207.56
NAREIT	$100	115.27	155.92	187.51	154.69	147.54
S&P 500	$100	137.43	168.98	225.37	289.78	350.72

Retirement Plan

    An affiliate of the Trust, The TC Operating Limited Partnership, maintains a contributory defined-contribution 401(k) benefit plan for the benefit of employees. The 401(k) plan covers substantially all employees who are twenty and one-half years old with six months or more of service. Discretionary employer contributions may be made to the 401(k) plan for each participant. Participants qualify for benefits upon reaching the age of sixty-five and early retirees qualify provided they have reached the age of fifty-five and have completed ten years of service. After three years of service, participants become 20% vested in employer contributions which are based on current compensation levels. From the fourth through the seventh years, vesting increases by 20% each year until full vesting occurs. For the fiscal year ended December 31, 1999, $7,422 was contributed to the plan accounts of each of Mr. Rosen, Mrs. Munch and Mr. Lasker. Messrs. Lerner and Schulweis are not participants in the 401(k) plan.

OWNERSHIP OF COMMON SHARES OF BENEFICIAL INTEREST

    The following table sets forth information as of March 15, 2000 in respect of beneficial ownership of Common Shares by each person known to the Trust to own 5% or more of its Common Shares, by each Trustee, by each named executive officer and by all Trustees and executive officers as a group.

Name	Shares Beneficially Owned(1)(2)(3)(4)		% of Outstanding Shares	Ownership of Share Equivalents(5)	Total Shares and Share Equivalents/%(6)
Management
Alfred Lerner 25875 Science Park Drive Beachwood, Ohio 44122	1,000,000		6.3%	2,152,299	3,152,299/17.1%
Harvey Schulweis	386,666		2.4%	215,230	601,896/2.9%
James H. Berick	21,900	(7)	*	—	—
H. Grant Hathaway	66,000		*	—	—
Milton A. Wolf	83,300	(8)	*	—	—
Michael H. Rosen	216,666		1.4%	—	—
Jennifer C. Munch	82,951	(9)	*	—	—
Alan W. Lasker	48,333		*	—	—
All Trustees and Executive Officers as a Group (8 persons)	1,905,816		12.0%
Other 5% Beneficial Owners
Warren E. Buffet 1440 Kiewit Plaza Omaha, Nebraska 68131	1,053,000	(10)	6.6%

* Less than 1% of the Common Shares outstanding

(1)
Includes the following number of Common Shares which are not owned but can be purchased within 60 days upon the exercise of options granted under the 1993 Plan: 16,000 by each of James H. Berick, H. Grant Hathaway and Milton A. Wolf; 79,302 by Mr. Schulweis; 70,000 by Mr. Rosen; 40,000 by Mrs. Munch; 10,000 by Mr. Lasker; and 247,302 by all Trustees and executive officers as a group.

(2)
Includes the following number of Common Shares which are not owned but can be purchased within 60 days upon the exercise of options granted under the 1997 Plan: 25,641 by Mr. Schulweis, 21,666 by Mr. Rosen, 9,999 by Mrs. Munch, 13,333 by Mr. Lasker, and 70,639 by all Trustees and executive officers as a group.

(3)
Includes the following number of restricted Common Shares awarded under the 1993 Plan: 100,000 for Mr. Schulweis, 100,000 for Mr. Rosen, 24,000 for Mrs. Munch, 18,000 for Mr. Lasker, and 242,000 for all Trustees and executive officers as a group.

(4)
Includes the following number of restricted Common Shares awarded under the 1997 Plan: 40,000 for Mr. Schulweis, 25,000 for Mr. Rosen, 6,000 for Mr. Lasker, and 71,000 for all Trustees and executive officers as a group.

(5)
In consideration of the contributions of their interests in the Trust's original properties as part of the formation of the Trust, Messrs. Lerner and Schulweis retained beneficial ownership of their limited partnership interests in the Operating Partnership, in which the Trust is an 86.00% general partner. As of March 15, 2000, Messrs. Lerner and Schulweis owned 11.94% and 1.19% limited partnership interests, respectively, in the Operating Partnership. The limited partners of the Operating Partnership share proportionately with the Trust, as general partner, in the net income or loss and any distributions of the Operating Partnership; therefore, Mr. Lerner's 11.94% limited partnership interest in the Operating Partnership is the economic equivalent of 2,152,299 Common Shares and Mr. Schulweis' 1.19% limited partnership interest in the Operating Partnership is the economic equivalent of 215,230 Common Shares. Pursuant to the partnership agreement of the Operating Partnership, Messrs. Lerner and Schulweis each may convert his limited partnership interest into such number of Common Shares.

(6)
Percentage shown calculated based on conversion of all share equivalents into Common Shares.

(7)
Includes 1,200 Common Shares held solely by Mr. Berick's wife, beneficial ownership of which Mr. Berick disclaims.

(8)
Includes 4,500 Common Shares held solely by Dr. Wolf's wife and 1,300 Common Shares held solely by Dr. Wolf's wife as guardian for their adult child, beneficial ownership of which Dr. Wolf disclaims.

(9)
Includes 776 Common Shares held solely by Mrs. Munch's husband, beneficial ownership of which Mrs. Munch disclaims.

(10)
According to his report on Schedule 13G, as of December 31, 1999, Warren E. Buffet beneficially owned 1,053,000 Common Shares. Mr. Buffet states in his Schedule 13G that he possesses sole authority to vote and to dispose of all such shares.

SELECTION OF ACCOUNTANTS

    The Trustees have selected Ernst & Young LLP as independent accountants for the Trust for the fiscal year ending December 31, 2000. Ernst & Young LLP were the independent accountants for the Trust for the fiscal year ended December 31, 1999 and are considered by the Trustees to be well qualified.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's officers and Trustees, and persons who own more than 10% of the Common Shares, to file reports of ownership and changes in ownership of the Common Shares with the Securities and Exchange Commission. Mr. Berick, a Trustee of the Trust, filed his statement of beneficial ownership on Form 4 reporting a May 1999 transaction by his spouse subsequent to the due date for such filing.

OTHER MATTERS

    The Trustees know of no matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the Common Shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

SHAREHOLDER PROPOSALS

    If a Shareholder intends to present a proposal in accordance with Rule 14a-8 of the Securities and Exchange Commission at the Annual Meeting of Shareholders presently scheduled for April 2001, such proposal must be received by the Trust on or before November 18, 2000 in order to be considered for inclusion in the Trust's Proxy Statement and form of proxy relating to that meeting. If a Shareholder intends to present a proposal outside of the requirements of such Rule at such Annual Meeting, such proposal must be received by the Trust on or before February 2, 2001.

REVOCATION OF PROXIES

    A proxy may be revoked at any time before a vote is taken or the authority granted otherwise is exercised. Revocation may be accomplished by the execution of a later proxy in respect of the same shares or by giving notice in writing or in open meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Trust. The Trust does not expect to pay for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy materials to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Trustees and regular employees of the Trust.

                      By order of the Board of Trustees

                      Daniel G. Berick
                                              Secretary

March 24, 2000

PLEASE SIGN AND RETURN THIS PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING

YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND

PROXY

THE TOWN AND COUNTRY TRUST	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

   The undersigned hereby appoints ALFRED LERNER, HARVEY SCHULWEIS and JAMES H. BERICK and each of them as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Shares of Beneficial Interest of The Town and Country Trust held of record by the undersigned on March 15, 2000, at the Annual Meeting of Shareholders to be held on May 4, 2000, and at any adjournments thereof:

1.	Election of five (5) Trustees for a term expiring at the 2001 Annual Meeting of Shareholders.
	FOR all nominees listed below / / (except as marked to the contrary below)	WITHHOLD AUTHORITY / / to vote for all nominees listed below

Alfred Lerner, Harvey Schulweis, James H. Berick, H. Grant Hathaway and Milton A. Wolf

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1.

(Continued, and to be signed on the other side)

(Continued from other side)

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated:	, 2000

Signature
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

QuickLinks

ELECTION OF TRUSTEES
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PERFORMANCE GRAPH
OWNERSHIP OF COMMON SHARES OF BENEFICIAL INTEREST
SELECTION OF ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SHAREHOLDER PROPOSALS
REVOCATION OF PROXIES
SOLICITATION OF PROXIES